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                                   EXHIBIT 23


                         Consent of Independent Auditors
                         -------------------------------




The Board of Directors
Diebold, Incorporated



We consent to incorporation by reference in the Registration Statement (No.33-54675) on Form S-8 of Diebold, Incorporated of our report dated June 21, 1999, relating to the statements of net assets available for benefits of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1998 annual report on Form 11-K of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees.









/s/KPMG LLP
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KPMG LLP

Cleveland, Ohio
June 21, 1999


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